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                                                                   EXHIBIT 10(F)

                                                                   June 22, 1993

Mr. Jay Elliott
72 Cohasset
Hudson, OH 44236

Dear Jay:

     It is with pleasure that we extend to you an offer to join the Lincoln Electric Company at the earliest possible date. Your position would be Chief Financial Officer by the end of the first quarter of 1994, and you would report to me. Initially, you will serve as International Chief Financial Officer.

     Your compensation will include an annual base salary of $220,000, payable according to our standard payroll schedule. Such salary will be subject to our normal area wage index except for any periods during which the then current indexed salary would be reduced. For such periods, the salary paid will be unchanged until the multiplier causes the indexed salary to exceed the salary being paid.

     Basic medical insurance as offered to Lincoln Electric employees, will be paid by the Lincoln Electric Company. A Blue Cross/Blue Shield family contract through February 28, 1994 is valued at $453.18 per month.

     Lincoln Electric will provide you with $10,000 of term life insurance. You may optionally subscribe to an additional $40,000 of term life at your expense and at the rate available to other Lincoln Electric employees. Our employees pay for the accidental death and dismemberment provision on the company paid life insurance as well as any contributory insurance. In your case, this would amount to approximately $18.50 per month.

     You will be eligible for participation in our Employee Stock Purchase Plan in the same manner as other Lincoln Electric employees.

     You will participate in the Lincoln Electric retirement annuity program in the same manner as other employees of the company. Additionally, you will participate in a non-qualified, non-funded Supplemental Employee Retirement Plan
(SERP), which includes a requirement for forty years of service with the company and retirement at age 65 or later. In this regard, we will credit you with twenty-seven years, at your starting date. The plan is designed to provide at age 65, 65% of the average income of the three best years out of the previous seven. The 65% will be made up of: our qualified plan, social security and retirement benefits under any retirement or annuity program provided by previous employers and our non-qualified plan. The SERP will be protected by a "Rabbi-Trust". The SERP becomes payable should you leave for reasons other than cause. Its payment amount if paid prior to age 65 will be at 56% through 1994, rising by one percentage point each following year until it reaches 65%, and with a reduction for service short of 40 years based upon multiplying the payable amount by the ratio of qualified service to forty years, and actuarily reduced based on age. It is understood that should you voluntarily leave the Company prior to age 65, no entitlements to the SERP exist.

     The twenty-seven years' credit relative to the Supplemental Employee Retirement Plan and vacation schedule will also be credited to other applicable benefit programs except for Quarter Century Club membership and service pin entitlements.

     Normally, we provide two weeks of paid vacation after one year of full time employment, three weeks after thirteen years, four weeks after twenty years, and five weeks after twenty-five years. In your case, we will credit you with the same twenty-seven year period referenced above; thus, you will be entitled to five weeks of vacation during your first year.

     On your third anniversary with Lincoln, we will review with you the terms of your employment for the purpose of developing a salary base and incentive bonus compensation package as it applies to all other Lincoln Electric employees. Total compensation at that point will be at least equal to your then existing base salary.

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     Although we fully expect a long and productive relationship, you will be covered by an executive severance equal to one year's base salary if you are asked to leave the Company, for reasons other than for cause, or your duties are substantially reduced.

     Our employment offer is contingent upon resolution of the following issues:
That you will not be in breach of any obligations to prior employers or other third parties by entering into employment with the Lincoln Electric Company in the position and manner discussed, and that you agree that you will, under no circumstances use or disclose information which is confidential or proprietary to your previous employer while in the employ of Lincoln Electric.

                                          Yours very truly,

                                          DONALD F. HASTINGS
                                          Chairman & Chief Executive Officer

ACCEPTED:

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Jay Elliott

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Date

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